Exhibit 10.15

April 25, 2023

Ramil Yaldaei

[Address redacted]

Dear Ramil:

On behalf of Onto Innovation, I am pleased to offer you the position of Chief Operation Officer reporting to Mike Plisinski. Your transition will be effective May 5th, 2023.

Your starting salary will remain at $12,115.38 per pay period, subject to required withholding and deductions, which when annualized is $315,000.00.

You will be eligible to participate in the Company’s Tier I Incentive Compensation Plan with a cash bonus target of 65% of your base salary, the terms of which will be approved by the Compensation Committee of the Board of Directors. Participation in the incentive compensation plan each subsequent year is at management’s sole discretion. All plans and compensation schemes are subject to modification or cancellation at the company’s discretion.

In addition, to recognize your potential for future contribution, you will receive a Restricted Stock Unit (RSU) grant with an estimated value of $350,000.00. The RSU grant will vest annually over a three-year period at the rate of 1/3 per year. You will receive your RSU grant on the next quarterly grant date to occur after your start date and Compensation Committee approval.

Under the Company’s Tier I Incentive Compensation Plan you will be eligible to receive an annual equity grant in 2024 in an amount to be determined by the Compensation Committee, 50% of the grant in the form of time-based restricted stock units and 50% in the form of market-based performance stock units

We look forward to your continued success at Onto!

Your employment with Onto Innovation is at-will and neither this letter or other oral or written representations may be considered a contract for any specific period.

If this summary of the terms meets with your approval, please sign and date this letter at the place indicated below by April 27, 2023

Sincerely,

/s/ Mike Plisinski

Mike Plisinski

Chief Executive Officer

Ramil Yaldaei:

Date signed: